Exhibit 10.3

July 24, 2017

Shig Hamamatsu

via email

Offer of Employment

Dear Shig,

Accuray Incorporated (the “Company”) is pleased to extend this Offer of Employment and invite you to join the Company in the position of VP, Finance & Chief Accounting Officer. Accuray Incorporated, the premier radiation oncology company, is committed to building an enthusiastic and talented team. We believe your abilities and experience would be a valuable asset to the Company. The effective date of your employment will be September 5, 2017 (“Start Date”), and you will be reporting directly to Kevin Waters, SVP, Chief Financial Officer. This Offer of Employment is contingent upon the successful completion of a reference check and background check, as previously agreed to in your application and release.

The terms of this Offer of Employment are as follows:

1.              Compensation: As a full-time, regular, exempt employee, you will receive an annual salary of $325,000 (“Base Salary”), paid in accordance with the Company’s regular payroll practices and subject to applicable withholdings. Employee salaries are currently paid on a bi-weekly payroll schedule, every other Friday.  The Company reserves the right to change your compensation, hours, duties and benefits as it deems necessary.

2.              Corporate Bonus: In your role as VP, Finance & Chief Accounting Officer, you will be eligible to participate in the Company Bonus Plan with a total Target Bonus Opportunity of thirty five percent (35%) of your Base Salary. For FY18 only, your bonus will be guaranteed to be at least one hundred percent (100%) and shall not be pro-rated based on your start date or adjusted down for failure to meet corporate objectives under the Company Bonus Plan or Performance Bonus Plan.  Bonuses are typically paid on an annual basis after the fiscal year close and are based on the achievement of specific corporate and/or individual performance goals. Bonuses are considered variable pay and are subject to all applicable taxes and withholdings.

3.              Restricted Stock Units:  As a material inducement to you joining Accuray Incorporated, we will recommend to the Compensation Committee of the Board of Directors that you be granted one hundred thousand (100,000) restricted stock units (“RSUs”) under the Accuray 2016 Equity Incentive Plan. The grant of the RSUs is subject to and conditioned on approval of the grant and its terms by the Compensation Committee, and will be made as soon as practicable following your Start Date in accordance with the Company’s equity grant guidelines and policies.  Subject to your continued service as an employee through each applicable vesting date, twenty-five percent (25%) of the RSUs shall vest on the first anniversary of the RSUs grant date and an additional twenty-five percent (25%) of the RSUs shall vest on each of the second, third and fourth anniversaries of the grant date.

Shig Hamamatsu
July 24, 2017	Page 2 of 4

The RSUs will be subject to the terms and conditions of either the 2016 Equity Incentive Plan and a restricted stock unit grant agreement, an inducement plan, or an inducement award agreement and any related agreements, which you will be required to sign as a condition to receiving the RSUs (the “RSU Agreement”). RSUs that vest in accordance with the RSU Agreement will be settled in whole shares of our common stock as soon as practicable after the applicable vesting date, but in no event later than 60 days after such vesting date.

4.              Benefits:  You may become eligible, in accordance with Company benefit documents, during the term of your employment, to participate in our employee benefits programs, which typically include the following:

•                  Medical benefit plans, including dental and vision coverage;

•                  Participation in the Company’s 401(k) plan;

•                  20 days of accrued paid time off per year;

•                  Participation in the Company’s Flexible Spending Plan through which you may make pretax payments for childcare or medical premium reimbursement accounts;

•                  Participation in the Employee Stock Purchase Plan.

Change in Control Benefit: In an effort to provide some additional piece of mind, Accuray will present a request to the Compensation Committee of the Board of Directors, for certain acceleration and compensation benefits, in the event you are terminated within three months prior and twelve months following a “Change in Control” of the Company.

The specifics and the existence of these programs may change from time to time.

5.              At-Will Employment:  You should be aware that your employment with the Company is for no specified period and constitutes “at-will” employment.  As a result, you are free to terminate your employment at any time, for any reason or for no reason.  Similarly, the Company is free to terminate your employment at any time, for any reason or for no reason.  In the event of termination of your employment, you will not be entitled to any payments, benefits, damages, awards, or compensation other than as may otherwise be available in accordance with the Company’s established employee plans and policies at the time of termination.

6.              Immigration Laws:  For purposes of federal immigration laws, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States.  Such documentation must be provided within three days of your employment, or your employment relationship with the Company will be terminated.

7.              New Hire Orientation:  You must attend a new hire orientation session on a date in September to be specified closer to your Start Date.  During this session, many items will be discussed including your benefits.  One to two weeks prior to your Start Date you will receive new hire documents via email that will need to be completed.  We would also like to ask that you bring your I-9 documents to this session.

8.              Confidentiality Agreement:  As a condition of your employment, you will be required to complete, sign, return and abide by the Company’s Employee Invention Assignment and Confidentiality Agreement.

Shig Hamamatsu
July 24, 2017	Page 3 of 4

9.              Customer Site Requirements: Many of our customers require that our personnel going on site be properly vaccinated. If your position at Accuray requires you to visit customers in patient care areas (hospitals, private physician offices, laboratories), you will have to show proof of proper vaccination, and adhere to Accuray’s Vendor Credentialing Policy.

Additionally, many of our customers require that our personnel going on site successfully complete a criminal background check every 12 months. If your position at Accuray requires you to visit customer sites, you will be required to complete a criminal background check every 12 months.

10.       Arbitration Agreement:  In the event of any dispute or claim relating to or arising out of your employment relationship with the Company, or the termination of your employment with Company for any reason (including, but not limited to, any claims of breach of contract, wrongful termination, or age, sex, race, national origin, disability or other discrimination or harassment) (each, a “Claim”), you and the Company agree that all such Claims shall be fully, finally and exclusively resolved by binding arbitration conducted by the American Arbitration Association under its Employment Arbitration Rules and Mediation Procedures in Santa Clara County, CA and judgment upon the award rendered by the arbitrator(s) may be entered in any court of competent jurisdiction.  The arbitrator(s), and not any federal, state, or local court, shall have exclusive authority to resolve any dispute relating to the interpretation, applicability, unconscionability, arbitrability, or enforceability of this Section.  YOU AND THE COMPANY HEREBY WAIVE YOUR RESPECTIVE RIGHTS TO HAVE ANY SUCH CLAIMS TRIED BY A JUDGE OR JURY.

11.       Class Action Waiver: In accepting this Offer of Employment, you agree that all Claims must be brought in your individual capacity, and not as a plaintiff or class member in any purported class, collective, representative, multiple plaintiff, or similar proceeding (“Class Action”). YOU EXPRESSLY WAIVE ANY AND ALL ABILITY TO MAINTAIN AND/OR PARTICIPATE AS A MEMBER OF A CLASS IN ANY CLASS ACTION THAT RELATES TO A CLAIM IN ANY FORUM. The arbitrator of any Claims shall not have authority to combine or aggregate similar claims or conduct any Class Action nor make an award to any person or entity other than you and the Company. No arbitration award or decision will have any preclusive effect as to issues or claims in any dispute with anyone who is not a named party to the arbitration.  YOU UNDERSTAND AND AGREE THAT YOU HAVE A RIGHT TO BE A PARTY TO A CLASS OR REPRESENTATIVE ACTION.  HOWEVER, IN ACCEPTING THIS OFFER, YOU UNDERSTAND AND AGREE TO HAVE ANY CLAIMS DECIDED INDIVIDUALLY THROUGH ARBITRATION AS SET FORTH ABOVE.

To indicate your acceptance of this offer, please initial the top of each page, sign, and date below and return to us no later than July 28, 2017 via email to: anouri@accuray.com. This Offer of Employment,  the employee Confidentiality and Inventions Agreement, and agreements memorializing your equity awards referenced herein, if any, constitute the entire agreement between you and the Company regarding the terms and conditions of your employment, and they supersede all prior negotiations, representations or agreements between you and the Company. The provisions of this agreement regarding “at-will” employment, arbitration, and class action waiver may only be modified by a written agreement signed by you and an officer of the Company.

You and the Company agree that should any provision of this Offer of Employment be declared or determined by any court of competent jurisdiction to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining parts, terms and provisions shall not

Shig Hamamatsu
July 24, 2017	Page 4 of 4

be affected, and any illegal, unenforceable or invalid part, term or provision will be deemed not to be part of this Offer of Employment.

We are excited to have you join and we look forward to your valuable contributions to our team!

Sincerely,

/s/ Susan Savich
Susan Savich
Vice President, Human Resources

I have read and understand this offer letter and hereby acknowledge, accept and agree to the terms as set forth above. I further acknowledge that no other commitments were made to me as part of my employment offer except as specifically set forth herein.

/s/ Shigeyuki Hamamatsu
Signature

7/24/17
Date